Exhibit 99.1

Allied Nevada Reports Preliminary First Quarter 2011 Sales of 21,241 Ounces of

Gold and 59,383 Ounces of Silver, In-Line With Expectation

Q1 2011 Earnings Release Date and Conference Call Details

April 8, 2011 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-A: ANV) is pleased to announce preliminary operating results for the first quarter of 2011 for its wholly owned Hycroft mine, located near Winnemucca, Nevada. The mine produced 20,718 ounces of gold and 61,751 ounces of silver in the first quarter of 2011, in-line with expectation. Per previously stated guidance, production is expected to strengthen throughout 2011 as the impact of implementing the accelerated mining plan begins to take effect. First quarter 2011 sales were slightly better than planned with 21,241 ounces of gold and 59,383 ounces of silver sold. The mine reported no safety or environmental incidents in the first quarter of 2011.

Implementation of the accelerated heap leach mining plan is progressing well. Expansion of the Merrill-Crowe plant to increase solution processing capacity from 3,500 gpm to 5,000 gpm began in the first quarter of 2011. Ground preparation to begin mining in a new area of Hycroft, Cut-5, began in January. To date, five of the 320-ton trucks are operating as part of the accelerated heap leach mining plan.

Mining equipment deliveries in connection with the accelerated heap leach plan are generally as expected. The tragic events that occurred in Japan in March, however, have delayed the delivery of a large capacity shovel that was expected to be in operation in the second quarter of 2011. Based on current information, the Company believes that the shovel will now be operational in third quarter of 2011. While the Company believes the impact of this delay may be minimal, full year 2011 production guidance is being revised to 115,000 - 125,000 ounces of gold. It is not anticipated that the delivery delay will have an impact on previously stated cost guidance of $450-$490 per ounce of gold sold1. The Company is reviewing options to mitigate any adverse effects to production.

Q1 2011 Conference Call Details

Allied Nevada expects to issue full operating and financial results for the first quarter of 2011 on May 5, 2011. Management will host a conference call to discuss first quarter results on May 6, 2011, at 8:00 am PT (11:00 am ET) followed by a question and answer session.

To access the call, please dial:

Canada & US toll-free – 1-877-974-0446

Outside of Canada & US – 1-416-644-3417

Replay (available until May 20, 2010):

Access code: 4432831#

Canada & US toll-free – 1-877-289-8525

Outside of Canada & US – 1-416-640-1917

An audio recording of the call will be archived on our website at www.alliednevada.com.

[1]

Allied Nevada uses the non-GAAP financial measures “cost of sales per ounce of gold sold” and “cost of sales, net of byproduct credits” in this document. Please see the section titled “Non-GAAP Measures” for further information regarding these measures.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation; expectations regarding the timing of installation of equipment for the planned crushing system and the anticipated benefits of such system; expectations regarding potential expansion, growth opportunities and potential discoveries at Hycroft; expectations regarding the amount of future gold and silver production and sales from the Hycroft mine; expectations regarding anticipated operating costs; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to operating and capital costs; uncertainties regarding estimated recovery rates; and uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Non-GAAP Measures

Allied Nevada provided non-GAAP measures of “cost of sales per ounce of gold sold” in this document. The Company believes that, in addition to conventional measures prepared in accordance with United States generally accepted accounting principles (U.S. “GAAP”), stakeholders use non-GAAP measures to evaluate the Company’s performance and its ability to generate cash flow. The above non-GAAP measure does not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measure is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. A reconciliation from the non-GAAP measures to the most directly comparable measure calculated in accordance with GAAP will be provided in the Company’s MD&A.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom	Alicia Gardner
President & CEO	Vice President, Investor Relations	Investor Relations Associate
(775) 358-4455	(775) 789-0119	(775) 789-0144

or visit the Allied Nevada website at www.alliednevada.com